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                                                                      Exhibit 99
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                        CHART INDUSTRIES TO ACQUIRE U.K.
                           HEAT EXCHANGER MANUFACTURER


Mayfield Heights, Ohio - March 5, 1998 - Chart Industries, Inc. (NYSE:CTI) announced today that it has signed a definitive agreement with IMI plc, a major international engineering group, to acquire the Industrial Heat Exchanger ("IHE") division of IMI Marston Limited, a wholly-owned subsidiary of IMI plc. Under the terms of the agreement, Chart has formed a wholly-owned subsidiary in the U.K., Chart Marston Limited, to acquire the assets of IHE for 21 million pounds in cash (approximately $34.6 million U.S.). Chart contemplates closing the acquisition on or before March 27, 1998.

Commenting on the acquisition, Arthur S. Holmes, Chart's Chairman and Chief Executive Officer, said "I am very excited to add the Marston Industrial Heat Exchanger business to the Chart family of companies. The U.K. company will significantly expand Chart's global reach for its cryogenic heat exchanger products and provide a strategic base from which to introduce other Chart products to the E.E.C. and other growth markets. I expect the acquisition to be accretive to earnings in 1998 and to contribute to future profitable growth."

IHE manufactures primarily brazed aluminum heat exchanges for industrial cryogenic applications. The IHE manufacturing facilities are located in Wolverhampton, which is near the city of Birmingham in the U.K. In its fiscal year ended December 31, 1997, IHE had sales of approximately $30 million.

Chart Industries, Inc. manufactures standard and custom-built industrial process equipment primarily for low-temperature and cryogenic applications. The Company also manufactures other industrial equipment such as structural pipe supports, stainless steel tubing, and high-vacuum systems. Headquartered in Mayfield Heights, Ohio, Chart has operations located in Arkansas, California, Colorado, Louisiana, Massachusetts, New Hampshire, Ohio, Pennsylvania and Wisconsin.